Exhibit 99.2

Case 3:16-cv-03907 Document 1 Filed 07/12/16

Adam McCall (State Bar No. 302130)

LEVI & KORSINSKY LLP

445 South Figueroa Street, 31st Floor

Los Angeles, CA 90071

Telephone: (213) 985-7890

Facsimile: (202) 333-2121

Email: amccall@zlk.com

Attorneys for Plaintiff Robert Rosati and the Proposed Class

[Additional counsel appear on signature page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

ROBERT ROSATI, individually and on	)	Case No. 3:16-cv-3907
behalf of all others similarly situated,	)
	)	CLASS ACTION
Plaintiff,	)
	)	COMPLAINT FOR BREACH OF FIDUCIARY DUTIES
)
vs.	)
	)	JURY TRIAL DEMANDED
MARKETO, INC., PHILLIP M.	)
FERNANDEZ, LYNNE BIGGAR,	)
CAMBRIA DUNAWAY, ROGER S.	)
SIBONI, SUSAN L. BOSTROM, and TAE	)
HEA NAHM, WESLEY R. WASSON,	)
)
Defendants.	)
)
)
)
)
)
)

Plaintiff Robert Rosati (“Plaintiff”), by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

NATURE AND SUMMARY OF THE ACTION

1.             Plaintiff brings this class action individually and on behalf of the public stockholders of Marketo, Inc. (“Marketo” or the “Company”) against the members of Marketo’s Board of Directors (the “Board” or the “Individual Defendants”) and Marketo for their violations of Section 14(a) and Rule 14a-9 promulgated thereunder by the U.S. Securities and Exchange Commission (“SEC”) pursuant to Section 14 under the Securities Exchange Act of 1934. Specifically, Defendants solicit stockholder approval of the sale of the Company through a proxy statement that omits to state material facts necessary to make the statements therein not false or misleading. Stockholders need this material information to decide whether to tender their shares or pursue their appraisal rights.

2.             On May 31, 2016, Vista Equity Partners Fund VI, L.P. and its affiliates (collectively, “Vista”) and the Company announced that it had entered into an Agreement and Plan of Merger dated May 27, 2016 (the “Merger Agreement”) by which Vista, through its affiliates Milestone Holdco, LLC (“Milestone”) and Milestone Merger Sub, Inc. (“Merger Sub”, and collectively with Milestone, “Merger Subs”), would acquire all of the outstanding shares of Marketo in an all-cash transaction for $35.25 per share in cash (the “Proposed Transaction”). The Proposed Transaction is valued at approximately $1.79 billion and is expected to close in the third quarter of 2016. The stockholder vote on the Proposed Transaction is scheduled for July 28, 2016.

3.             On June 29, 2016, the Company filed a Schedule 14A definitive proxy statement (“Proxy Statement”) with the SEC. The Proxy Statement is materially deficient and misleading because, inter alia, it fails to disclose material information about (i) potential conflicts of interest affecting the Company’s management, including with respect to discussions with Vista regarding continued employment and rollover equity; (ii) the process leading to the Merger Agreement; (iii) the financial analysis of Morgan Stanley & Co. LLC (“Morgan Stanley”), the Board’s financial advisor;

and (iv) the Company’s financial projections. Without all material information Marketo stockholders cannot make an informed decision about whether to vote in favor of the Proposed Transaction or pursue their appraisal rights.

4.             Additionally, the Individual Defendants (defined below) have breached their fiduciary duties by conducting an inadequate sales process and agreeing to a transaction that provides the Company’s stockholders with inadequate consideration. The Proposed Transaction is the result of the Company’s management pursuing their own interests at the expense of Marketo’s public stockholders. The Company’s co-founder, CEO, President, and Chairman of the Board, Defendant Phillip M. Fernandez (“Fernandez”), is to receive more than $58 million if the Proposed Transaction is completed, with $45.5 million comprising golden parachute compensation that he would not receive absent a change of control. In addition to the golden parachute payments that Fernandez and other members of management will receive if the Proposed Transaction is completed, there is a distinct possibility that management will also have positions in the surviving entity and/or the opportunity to have equity in it. Indeed, “certain members of management have had . . . discussions” with Vista about employment following the close of the Proposed Transaction and the “right to purchase or participate in the equity of, the [s]urviving [c]orporation or one or more of its affiliates.” Defendants have wrongfully failed to disclose, inter alia, the substance of such discussions.

5.             Defendants have exacerbated their breaches of fiduciary duty by agreeing to lock up the Proposed Transaction with deal protection devices that preclude other bidders from making a successful competing offer for the Company. Specifically, Defendants agreed to: (i) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirors or even in continuing discussions and negotiations with potential acquirers; (ii) a provision that provides Vista with two business days to match any competing proposal if one is made; and (iii) a provision that requires the Company to pay Vista a $49.2 million termination fee to enter into a transaction with a superior bidder. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and alternatives, including a sale of all or part of Marketo.

6.             The Individual Defendants have violated federal securities laws and breached their fiduciary duties. Plaintiff seeks to enjoin the Proposed Transaction unless and/or until Defendants cure their violations of federal securities laws, breaches of fiduciary duty, and/or recover damages resulting from Defendants’ violations of their fiduciary duties.

PARTIES AND RELEVANT NON-PARTIES

7.             Plaintiff is, and has been at all relevant times, the owner of shares of common stock of Marketo.

8.             Defendant Marketo is a corporation organized and existing under the laws of the State of Delaware. It maintains its principal executive offices at 901 Mariners Island Boulevard, Suite 500, San Mateo California, 94404. Marketo is named as a defendant for the purposes of providing full and complete relief.

9.             Defendant Fernandez co-founded the Company in 2006. Fernandez has been the President, Chief Executive Officer, and Chairman of the Board of the Company since January 2006. Before founding Marketo, he held various executive roles with Epiphany, Inc. from April 1999 to September 2005 and most recently served as the President and Chief Operating Officer from July 2003 to September 2005.

10.          Defendant Lynne Biggar (“Biggar”) has been a director of the Company since July 2015. According to the Company’s Schedule 14A definitive proxy statement for the 2015 fiscal year ended December 31, 2015 that was filed with the SEC on April 13, 2016 (“2015 Proxy”), Biggar received a total cash value of $210,189 for her five months of service as a director. The compensation comprised $16,427 in cash plus $96,845 in stock option awards and $96,917 in other stock awards.

11.          Defendant Cambria Dunaway (“Dunaway”) has been a director of the Company since October 2015. The 2015 Proxy stated that Dunaway received a total cash value of $137,567 for her two months of service as a director in 2015, comprising a $7,228 cash payment, $65,159 in stock options, and $65,180 in other stock awards.

12.          Defendant Roger S. Siboni (“Siboni”) has been a director of the Company since October 2011. Siboni was the President and CEO of Epiphany, Inc. from August 1998 to July 2003. Defendants Siboni and Fernandez both worked at Epiphany, Inc. from 1999 to 2003.

13.           Defendant Susan L. Bostrom has been a director of the Company since May 2012.

14.           Defendant Tae Hea Nahm (“Nahm”) has been a director of the Company since July 2008.

15.           Defendant Wesley R. Wasson has been a director of the Company since September 2009.

16.           Defendants referenced in ¶¶ 9 through 15 are collectively referred to herein as the Individual Defendants, Defendants, or the Board.

17.          Relevant non-party Vista is a private equity fund focused on investments in software, data, and technology-enabled companies.

18.          Relevant non-party Milestone is a Delaware limited liability company that was created for the purposes of effectuating the Proposed Transaction.

19.           Relevant non-party Merger Sub is a Delaware corporation that was created for the purposes of effectuating the Proposed Transaction.

JURISDICTION AND VENUE

20.          This Court has subject matter jurisdiction under 28 U.S.C. § 1331 (federal question jurisdiction), as this Complaint alleges violations of Rule 14(a). This Court has jurisdiction over the state law claims pursuant to 28 U.S.C. §1367.

21.                               Venue is proper in this Court because Marketo maintains its principal place of business in this District, and one or more of the Defendants reside, are found, have agents and/or regularly transact business in this District as provided in 28 U.S.C. § 1391(b) and (c).

CLASS ACTION ALLEGATIONS

22.                               Plaintiff brings this action individually and as a class action under Federal Rule of Civil Procedure 23 on behalf of all persons and/or entities that own Marketo common stock (the “Class”). Excluded from the Class are Defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which Defendants have a controlling interest.

23.                               The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes that there are thousands of members in the Class. According to the Merger Agreement, as of May 24, 2016, the Company had more than 44.7 million shares of common stock outstanding. All members of the Class may be identified from records maintained by Marketo or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to that customarily used in securities class actions.

24.                               Questions of law and fact are common to the Class, including, inter alia, the following:

(i)                                     Have the Defendants solicited stockholder approval of the Proposed Transaction with a materially false, misleading and/or incomplete proxy statement;

(ii)                                  Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct;

(iii)                               Whether Defendants have disclosed and will disclose all material facts about the Proposed Transaction to stockholders;

(iv)                              Have the Individual Defendants breached their fiduciary duties of loyalty and/or care with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction;

(v)                                 Have the Individual Defendants breached their fiduciary duty to obtain the highest value reasonably available for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction;

(vi)                              Have the Individual Defendants, in bad faith and for improper motives, impeded or erected barriers to discourage other strategic alternatives including competing offers for the Company or its assets; and

(vii)                           Whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

25.                               Plaintiff’s claims are typical of the claims of the other members of the Class. Plaintiff and the other members of the Class have sustained damages as a result of Defendants’ wrongful conduct as alleged herein.

26.                               Plaintiff will fairly and adequately protect the interests of the Class, and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent.

27.                               A class action is superior to all other available methods for the fair and efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude its maintenance as a class action.

INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

28.                               By reason of Individual Defendants’ positions with the Company as officers or directors, they are in a fiduciary relationship with Plaintiff and the other public stockholders of Marketo and owe them fiduciary duties of care and loyalty.

29.                               To comply with their fiduciary duties, the Individual Defendants may not take any action that:

(a)                                 adversely affects the value provided to the corporation’s stockholders;

(b)                                 favors themselves or will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

(c)                                  adversely affects their duty to search and secure the best value reasonably available under the circumstances for the corporation’s stockholders; and/or

(d)                                 will provide the Individual Defendants with preferential treatment at the expense of, or separate from, the public stockholders.

30.                               In accordance with their duties of loyalty and good faith, the Individual Defendants are obligated to refrain from:

(a)                                 participating in any transaction where the Individual Defendants’ loyalties are divided;

(b)                                 participating in any transaction where the Individual Defendants receive, or are entitled to receive, a personal financial benefit not equally shared by the public stockholders of the corporation; and/or

(c)                                  unjustly enriching themselves at the expense or to the detriment of the public stockholders.

31.                               In the context of selling the Company such as in the Proposed Transaction, the Individual Defendants’ fiduciary duties obligated them to, inter alia, act reasonably to maximize stockholder value and disclose all material information to stockholders.

32.                               Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of care, loyalty and good faith owed to Plaintiff and the other public stockholders of Marketo.

FURTHER SUBSTANTIVE ALLEGATIONS

Company Background and its Poise for Further Growth

33.                               Marketo is the provider of a leading cloud-based Engagement Marketing Platform that is purpose-built to enable organizations ranging from small businesses to the world’s largest enterprises to engage in modern relationship marketing. Marketo’s platform enables the effective execution, management, and analytical measurement of online, social, mobile, and offline marketing activities and customer interactions in today’s data-centric, multi-channel business environment.

34.                               The Company has performed well in recent years. In the Company’s Form 10-K filed with the SEC on March 4, 2016, Marketo reported that it generated revenues of $209.9 million, $150 million, and $95.9 million in 2015, 2014, and 2013, respectively, representing year-over-year increases of 40% and 56%, respectively.

35.                               Marketo maintained this positive momentum moving into the first quarter of 2016. On April 26, 2016, Marketo announced its 2016 first quarter financial results. Marketo beat its previously announced revenue expectations and reported quarterly revenue of $62.2 million, which was a 35% increase compared to the same period of the prior year. Defendant Fernandez stated in the press release that the Company’s “first quarter performance marks a solid start to 2016” and that moving forward the Company was “well-positioned to capitalize on the broader market opportunity in 2016, as companies expand their digital transformation agendas.”

36.                               Additionally, the Company made investments that were necessary for Marketo to continue its success. In a May 13, 2016 article published on Marketingland.com, author Barry Levine wrote that Defendant Fernandez “said that his company is making its largest technology investment so far, boosting its platform with a next-generation architecture called Project Orion.” Mr. Levin indicated that the Company’s new platform “might also help the company in its effort to move beyond its core market of B2B [business to business] and more into B2C [business to consumer].” With its investments in new products, the Company positioned itself to excel in the years ahead and expand its business into new markets.

37.                               Forrester analyst Lori Wizdo found Orion’s new architecture significant. “It means something when a company announces a new architecture and still uses the word ‘project,’” Wizdo told CMS Wire. “[… I] give Marketo high marks for raising the bar for today’s marketer to think beyond providing leads for the load-bearing sales force and take a role as steward of customer experience across the entire lifecycle.”

38.                               Project Orion is but one of many “additional bright spots to look forward to” according to CMS Wire. In addition to Project Orion, [… T]he evolution of the Predictive Content engine to support email content, an Account Based Marketing (ABM) application that builds in some ways from the Revenue Cycle Analyzer, and Munchkin 2.0, the next generation of Marketo’s web-layer JavaScript integration library, which brings bi-directional data integration and other functionality sure to please the digital integration geeks.”

The Inadequate Process Leading to the Execution of the Merger Agreement

39.                               From the outset of the Board’s consideration of strategic alternatives, negotiations were plagued with conflicts of interest. Members of the Board pursued their own short-term interests—and allowed the Company’s management to do the same—at the expense of the interests of Marketo’s public stockholders.

40.          Beginning in March and April 2016, Fernandez and the Company’s Chief Financial Officer, Brian Kinion, met with Morgan Stanley about potential strategic alternatives. In April 2016, Morgan Stanley introduced Defendant Fernandez to representatives from three strategic parties, identified in the Proxy Statement as Party A, Party B, and Party C.

41.          Separately, at the request of Vista, on April 27, 2016, Fernandez met with representatives of Vista. At this meeting, the representatives of Vista expressed Vista’s interest in acquiring Marketo and suggested that the premium in such an acquisition may be comparable to that of Vista’s recent acquisitions, including its recently announced agreement to acquire Cvent, Inc. On April 28, 2016, Fernandez emailed the Board regarding Vista’s interest in acquiring Marketo.

42.          On May 1, 2016, the Board held a special meeting with members of Marketo management and a representative of the Company’s outside counsel, Wilson Sonsini Goodrich and Rosati P.C. (“Wilson Sonsini”). At this meeting, Fernandez discussed with the Board, inter alia, Vista’s interest in acquiring Marketo and its comments about a premium, which the Board interpreted to suggest Vista was signaling a price per share in the “mid-$30’s” for a potential acquisition of Marketo. The Board formed a transaction committee (“Transaction Committee”) “to supervise the overall [strategic] process and ensure active board involved in strategic decisions throughout.” The Transaction Committee comprised Defendants Siboni, Nahm, and Dunaway. Each member of the Transaction Committee suffered from a material conflict or a material incentive to sell the Company.

43.          Defendant Siboni is conflicted because of the payments he will receive if the Proposed Transaction closes and his long relationship with Defendant Fernandez. According to the Proxy Statement, Siboni will receive approximately $2.3 million if the Proposed Transaction closes. Defendants Siboni and Fernandez have known each other for at least 17 years because they were executives at Epiphany, Inc. starting in 1999. Fernandez stands to gain more than $46.9 million in golden parachute compensation if the Proposed Transaction is completed. As a member of the Transaction Committee, Siboni promoted Fernandez’s interests in pursuing a transaction that would pay him all his golden parachute compensation while simultaneously providing him with the potential for continued employment and equity participation in the surviving company.

44.          Defendant Nahm, a representative of Storm Ventures, is also conflicted because of his beneficial ownership of at least 5.7% of the Company’s outstanding shares, and the more than $90 million he and entities under his control stand to gain from the Proposed Transaction. As detailed in an October 28, 2014 Wall Street Journal Article, Storm Ventures is an “[e]arly stage information technology investor”, but has been invested in Marketo since 2008. Holding a company’s stock long-term runs counter to Storm Ventures’ role as an “early stage” investor, and Nahm and related entities are interested in exiting Marketo even at a price that does not maximize stockholder value. The Proposed Transaction presents Nahm, and Storm Ventures, with the opportunity to liquidate their otherwise substantially illiquid position.

45.          Defendant Dunaway is also conflicted. Dunaway has served on the Board for less than a year and stands to receive a handsome sum for a mere eight months of work. The Proxy Statement shows that Dunaway stands to receive $226,733 in stock payouts if the Proposed Transaction closes for her short tenure with the Company. Her interests are in maximizing her own short-term payout.

46.          On May 2, 2016, members of management spoke with representatives of Morgan Stanley to discuss Vista’s expression of interest. During this call, Marketo management directed Morgan Stanley to contact Vista to determine the seriousness of its expression of interest in a potential acquisition of Marketo.

47.          On May 3, 2016, Vista provided to Morgan Stanley a verbal indication of interest of “low-$30s” per share. Morgan Stanley advised Vista that the Board of Directors was not likely to have interest in a sale at that price and advised that Vista’s proposal would likely need to be in the “mid-$30s” per share in cash in order to interest the Board of Directors in further discussions, given the Board of Directors prior interpretation of Vista’s suggestion that a potential transaction may be at a premium comparable to that of Vista’s recent transactions.

48.          On May 8, 2016, the Board held a special meeting with the Company’s management and representatives and discussed recent negotiations with potential purchasers. At the meeting, the Board reviewed two sets of financial projections that management prepared in the ordinary course, referred to as the “Higher Growth Case” and the “Leveraged Growth Case (Base Case).” The Board approved each set of projections for use in Morgan Stanley’s financial analyses, but instructed management and Marketo’s representatives not to provide the Higher Growth Case to potential purchasers because, according to the Proxy Statement, the Board “believed that the Leveraged Growth Case was more representative of Marketo’s recent performance, growth, and focus.” The Board’s decision to keep the Higher Growth Case from bidders was unreasonable.

49.          During the executive session at the May 8 Board meeting, the Board discussed the “importance of maintaining the objectiveness of management throughout the strategic process and agreed to instruct management to refrain from engaging in any discussions regarding their continuing employment or re-investment in Marketo without Board approval prior to the signing of any potential transaction.” Nevertheless, the Proxy Statement indicates that certain members of management may have spoken with potential purchasers about continuing employment during strategic discussions.

50.          Also in the executive session of the May 8, 2016 Board meeting, management outlined the material terms of the proposed engagement of Morgan Stanley, and Wilson Sonsini reviewed disclosures related to relationships between Vista and Morgan Stanley provided by Morgan

Stanley before the meeting and noted that Morgan Stanley carried out its customary conflicts-related clearance procedures. Following this report, the Board of Directors authorized management to engage Morgan Stanley as Marketo’s financial advisor on the terms presented.

51.          On May 10, 2016, which coincided with the Company’s investor conference in Las Vegas Nevada, news outlets reported that Marketo was working with Morgan Stanley on a strategic review process. After this rumor, a “number of parties contacted each of Marketo and Morgan Stanley.”

52.          On May 12, 2016, Vista verbally communicated a proposal to purchase Marketo at a price of $34.00-$35.00 per share, contingent on completion of confirmatory due diligence. Considering the deal provides Marketo stockholders with $35.25 per share, the Board negotiated only a meager $0.25 increase to the high end of Vista’s preliminary range.

53.          On May 14, 2016, the Transaction Committee held a meeting with Marketo’s management and the Company’s advisors that included two executive sessions. During the second executive session, which excluded members of management, the Transaction Committee discussed the “potential for management conflicts of interest due to the presence of private equity sponsors and determined that, though they were unaware of any actual conflicts at such time, the Transaction Committee members would assume an active role in overseeing the market check process on behalf of the Board[.]”

54.          On May 15, 2016, the Board met with its advisors and members of management. A topic of discussion was the risks and challenges “that a broad market check could present, including the potential for additional leaks regarding a transaction” and the Board’s belief that “strategically interested parties who were not contacted would likely contact Marketo or Morgan Stanley” if they were interested in pursuing a business combination. Although the May 10 press release reported that the Company was working with Morgan Stanley on a strategic review process, Marketo’s Board contacted only one additional company, identified in the Proxy Statement as Party G.

55.          In the following ten days, the Company and its representatives engaged in discussions with Vista and other parties about a potential transaction. This included a meeting on May 18, 2016 between management and Morgan Stanley with representatives of Party D, wherein Party D indicated that they had a high level of interest in acquiring Marketo for cash and were trying to support internally getting to the “mid-$30s”.

56.          At a special meeting of the Transaction Committee on May 21, 2016 with management, Morgan Stanley and Wilson Sonsini, Morgan Stanley advised, inter alia, that (i) it may be possible, as part of the negotiation process, to get Vista to increase its offer price above its previously proposed range of $34.00-$35.00 per share, but that any such increase would likely be only incrementally higher based on statements Vista had made in recent discussions; and (ii) that Party D was contemplating, based on its due diligence, increasing its proposed offer price above the previously offered valuation of the “high-$20s” per share”.

57.          On May 23, 2016, Marketo received a written indication of interest from Party D to acquire Marketo for $34.00 per share in cash. In its indication of interest, Party D indicated that it had committed to provide equity financing for the aggregate purchase price. Party D’s proposal requested that Marketo engage with Party D on an exclusive basis and was contingent on the completion of both business and legal due diligence. Party D indicated that it expected to complete due diligence within one week. Party D’s proposal was accompanied by a draft of a merger agreement and drafts of an equity commitment letter and other ancillary documents.

58.          On May 24, 2016, Vista submitted a revised proposal to acquire Marketo for $34.50 per share in cash, and also delivered a draft of a merger agreement, together with drafts of ancillary transaction documents, including an equity commitment letter and a limited guaranty. Vista’s proposal indicated, subject to agreeing on the definitive documents, that (i) Vista would provide an equity commitment for the entire purchase price, (ii) Vista’s potential liability would be limited to 6.5% of the equity value of Marketo, or approximately $116.3 million and (iii) Vista was prepared to pursue a transaction expeditiously. Vista further noted that its offer would expire at 5:00 p.m. Pacific time on May 25, 2016 if Marketo did not sign an exclusivity agreement with Vista.

59.                               On May 25, 2016, the Transaction Committee met with management and representatives of Morgan Stanley to discuss the indications of interest Marketo received and the nature of performing a market check. The Board also discussed conducting a market check before entering into an agreement versus negotiating for a termination fee that would allow interested parties to submit a bid following Marketo’s entry into a merger agreement. Later that same day, the entire Board met to discuss the indications of interest to date and Morgan Stanley’s preliminary financial analysis of Marketo and proposed the indications of interest.

60.                               At the end of the meeting the Board instructed Morgan Stanley to solicit final offers from interested parties. Morgan Stanley encouraged each of Vista and Party D to increase their respective bids to $36.00 per share. Later that day Vista and Party D submitted higher bids. Vista submitted a revised bid of $35.25 per share and requested exclusive negotiations with the Company. Party D submitted a revised indication of $35.05, with the potential to move higher depending on confirmatory due diligence, which Party D stated it expected to complete in one week. The Board determined that it was “in the best interests of the Company to enter into limited exclusivity with Vista [Equity.]”

61.                               On the evening of May 25, 2016, representatives of Morgan Stanley communicated to Vista that “it had the higher offer” and that Marketo would grant Vista exclusivity through May 27, 2016. Following negotiations between the parties and their representatives, Marketo, Vista and related entities executed the Merger Agreement on May 27, 2016.

Insiders’ Self-Dealing

62.                               Rather than negotiate a transaction that was in the best interests of Marketo’s stockholders, the Company’s executive officers and directors acted to further their own interests through the Proposed Transaction.

63.                               Members of the Company’s management stand to receive lucrative golden parachute payments they would not receive absent a change of control transaction, such as the Proposed Transaction. Three members of management, Defendant Fernandez, Frederick A. Ball, and Jason L. Homes collectively will receive more than $61.7 million if the Proposed Transaction closes. Individually, Defendant Fernandez will receive $46,932,655 in golden parachute payments.

64.                               In addition to these cash payments, certain undisclosed members of management have discussed continued employment and equity participation in the surviving company. The Proxy Statement states that “[p]rior to or following the closing of the Merger [Proposed Transaction] . . . certain of our executive officers have had and may continue to have discussions with . . . [Vista] or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of,” the surviving company.

65.                               The Company’s public stockholders will not share any of these benefits. Instead, stockholders are being offered inadequate consideration of $35.25 per share.

66.                               Members of the Board are also conflicted. As detailed above, Siboni and Fernandez have a long standing business relationship dating back to their employment at Epiphany, Inc. Siboni himself also will receive approximately $2.3 million if the Proposed Transaction closes.

67.                               Defendant Nahm and affiliated entities will receive more than $89 million if the Proposed Transaction is consummated. Nahm is co-founding Managing Director of Storm Ventures, a venture capital fund that owns approximately 5.7% of the Company’s outstanding shares. Storm Ventures is an “early stage information technology investor” that first invested in Marketo in 2008.

Storm Venture’s long-standing and illiquid investment in Marketo runs counter to their “early stage” investment strategy and their interest in liquidity is not shared by the Company’s public stockholders.

68.                               In addition, all of the directors stand to receive material amounts through the Proposed Transaction, including stock-based awards and option grants totaling approximately $151.6 million.

The Proxy Statement Fails to Disclose Material Information to the Company’s Stockholders.

69.                               The Individual Defendants have a fiduciary duty to disclose all material information about the Proposed Transaction to Marketo’s stockholders so that they can make a fully informed decision about whether to vote in favor of the Proposed Transaction or pursue appraisal rights. The Individual Defendants have violated their fiduciary duties to stockholders because they have failed to disclose all material information in the Proxy Statement.

A.                                    Projections

70.                               The Proxy Statement fails to disclose material information about Marketo’s projections. The Proxy Statement provides that the Board approved the Higher Growth Case and the Leverage Growth Case for use in Morgan Stanley’s financial analyses. The Proxy Statement should disclose the Board’s basis for relying on a financial analysis that used both sets of projections while refusing to give potential purchasers the Higher Growth Case.

71.                               The Proxy Statement indicates that “Marketo adjusted spend rates to reflect costs necessary to support and improve the health of the installed base and costs associated with new customer acquisition.” The Proxy Statement should explain “the health of the installed base” and how this influenced the assumptions underlying the projections.

72.                               The Proxy Statement should disclose all figures used for the Street Case.

73.                               The Proxy Statement should reconcile GAAP Net Income to non-GAAP unlevered free cash flows and non-GAAP EBITDA. It should also disclose the (i) cash balance; (ii) equity balance; and (iii) fully diluted share count in its Discounted Equity Value Analysis.

B.                                    Morgan Stanley’s Financial Analysis

74.                               The Proxy Statement fails to disclose material data and inputs underlying the financial analyses supporting the fairness opinion of the Board’s financial advisor, Morgan Stanley.

75.                               In Morgan Stanley’s Public Trading Comparable Analysis, the Proxy Statement should disclose the objective selection criteria Morgan Stanley used to select the examined companies, the observed company-by-company multiples and financial metrics that Morgan Stanley examined, and the other multiples that were examined (if any). Additionally, the Proxy Statement should provide a valuation summary detailing the calculation of fully diluted shares, equity value at the unaffected and offer price, and the enterprise value at the unaffected and offer price. Furthermore, if Morgan Stanley calculated pricing multiples, the multiples should be disclosed.

76.                               Morgan Stanley conducted a Discounted Equity Value Analysis that should have, but did not, identify, quantify, and provide all assumptions underlying Morgan Stanley’s estimate of Marketo’s cost of equity. The Proxy Statement should also disclose the extrapolation assumptions and resulting projected financial figures for 2018.

77.                               The Proxy Statement provides Marketo stockholders with a partial and misleading summary of Morgan Stanley’s Discounted Cash Flow Analysis. The Proxy Statement should disclose (i) the extrapolation assumptions and resulting projected financial figures for 2019-2020; (ii) the implied terminal pricing multiples corresponding to the assumed perpetuity growth rates; (iii) the “Street Case” figures; (iv) the source of the “Street Case” figures, including whether the figures were selected analyst projections (and if so, the reason certain figures were included and others excluded) or consensus figures; (v) whether Morgan Stanley or Marketo’s management supplied assumptions to the “Street Case” figures; (vi) why Morgan Stanley’s weighted average cost of capital estimate for Marketo is equal to its estimate of Marketo’s cost of equity; (vii) the assumptions underlying Morgan

Stanley’s estimate of Marketo’s weighted average cost of capital, and quantify and provide the basis for each assumption; (viii) and clarify how “capital expenditures, and plus changes in net working capital” factored into Morgan Stanley’s calculation of estimated unlevered free cash flow. (Emphasis added.)

78.                               The Proxy Statement also omitted material information about Morgan Stanley’s Precedent Transactions Analysis that prevents stockholders from making a fully informed decision on the Proposed Transaction. The Proxy Statement should disclose: (i) the objective selection criteria; (ii) the observed transaction-by-transaction dates, enterprise values, pricing multiples, transaction premiums, and financial metrics; (iii) if other pricing multiples were examined, the specific multiples that were examined; (iv) the “Implied Value Per Share of Company Common Stock” based on the Higher Growth Case and the Leveraged Growth Case; and (v) if the “Implied Value Per Share of Company Common Stock” was not calculated for each of the Higher Growth Case and the Leveraged Growth Case, the reason such calculation was omitted.

79.                               The Proxy Statement should also disclose the full range and detail of all price targets (undiscounted) above the offer.

C. Discussions with Vista about continued employment and equity investments

80.                               The Proxy Statement also fails to disclose critical information concerning the events and circumstances culminating in the execution of the Merger Agreement.

81.                               The Proxy Statement provides that “[p]rior to or following the closing of the Merger, however, certain of our executive officers have had and may continue to have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.” The Proxy Statement should disclose: (i) the members of management that had any such discussions with Vista and its affiliates; (ii) the members of management that were referenced for continuing any such discussions with Vista and its affiliates; (iii) when any discussions occurred; (iv) whether and when management informed members of the Board of their; and (v) a fair summary of such discussions between management and Vista.

82.                               The Proxy Statement should also disclose (i) the members of Marketo’s management that discussed “the right to purchase or participate in the equity” of the surviving company; (ii) the members of Marketo’s management that were referenced or offered the right to purchase or participate in the equity of the surviving company; (iii) when these discussions occurred; (iv) whether and when Marketo’s management informed the Board of their discussions with Vista about the right to purchase or participate in the equity of the surviving company; and (v) a fair summary of such discussions between management and Vista.

83.                               The Proxy Statement should disclose (i) whether non-management members of the Board or entities related or affiliated with the Board were offered the right to purchase or participate in the equity of the surviving company; (ii) the members of the Board that were offered the right to purchase or participate in the equity of the surviving company; (iii) when the discussions occurred (iv) whether the Board member informed the rest of the Board members about their discussions with Vista, and the timing of such discussions with the Board; (v) whether specific terms were discussed; and (vi) a fair summary of the discussions between the Board member and Vista about the right to purchase or participate in the equity of the surviving company.

84.                               On May 14, 2016 the Transaction Committee held a meeting and discussed the “potential for management conflicts of interest due to the presence of private equity sponsors and determined that, though they were unaware of any actual conflicts at such time, the Transaction Committee members would assume an active role in overseeing the market check process on behalf of the Board[.]” The Proxy Statement should disclose: (i) whether the Board inquired with management about any conflicts of interest before the May 14, 2016 meeting; (ii) whether the Board inquired with management about any conflicts of interest affecting management after the May 14, 2016 meeting; (iii) whether the Transaction Committee prohibited management from speaking to potential purchasers to protect against conflicts of interest; (iv) whether the Transaction Committee discussed potential conflicts affecting members of management with the entire Board; and (v) whether the Transaction Committee had authority from the entire Board to “assume an active role in overseeing the market check process” on behalf of the Board.

D. The process leading to the execution of the Merger Agreement

85.                               After the May 10, 2016 reports that Marketo was working with Morgan Stanley on a strategic review process, a “number of parties contacted each of Marketo and Morgan Stanley.” The Proxy Statement should disclose (i) the number of parties that contacted Marketo and its representatives; (ii) the substance of the discussions; and (iii) whether any terms were discussed.

86.                               At a May 15, 2016 meeting, the Board and its representatives discussed the risks and challenges “that a broad market check could present, including the potential for additional leaks regarding a transaction” and contacted one additional party, identified in the Proxy Statement as Party G. The Proxy Statement should disclose how the Company decided to contact only one party and the “additional leaks” that the Board was concerned about and sought to avoid.

87.                               In April 2016 Morgan Stanley introduced Marketo to several third parties who might have an interest in exploring commercial partnerships or other strategic relationships with the Company. The Proxy Statement should disclose: (i) how it was determined that Morgan Stanley would make three introductions for Marketo; and (ii) the criteria that Morgan Stanley used to determine that Party A, Party B, and Party C were the appropriate parties to contact.

88.                               Whether the NDA entered into with Vista contained standstill, standstill termination and/or employee non-solicitation provisions and the terms thereof, and how, if at all, these and/or provisions with Vista differ from the NDAs negotiated by and between Marketo and Companies F,

H and any other interested parties.

89.                               When, if at all before the filing of the Proxy Statement, Morgan Stanley advised the Board and management of its relationship with Vista, including but not limited to the fact that in the two years before the date of Morgan Stanley’s fairness opinion, Morgan Stanley and its affiliates have been engaged on financial advisory and financing assignments for Vista entities, including Vista Fund VI, and have received approximately $24.6 million in fees for such services.

The Proposed Transaction is Unfair

90.                               In a press release dated May 31, 2016, the Company announced that it had entered into a merger agreement with Vista pursuant to which Vista, through Merger Subs, will acquire all of the outstanding shares of the Company for $35.25 per share.

91.                               Given the Company’s recent strong performance, revenue growth, and investment in new services and products, the Company is poised for growth and the Proposed Transaction consideration undervalues the Company.

92.                               Wall Street analysts have found that the Proposed Transaction undervalues the Company. One Wall Street analyst, Doughtry, had a price target of $55.00 per share and believed that it would “make sense for a strategic buyer” to submit a higher bid. On the morning that the Proposed Transaction was announced, a Doughtry analyst stated:

Our research has consistently shown Marketo to be pulling away from the competition… In our opinion it would make sense for a strategic buyer to step in with a higher bid despite having a product in the category.

(Emphasis added.)

93.                               Similarly, Rosenblatt Securities set a price target of $40 per share, well in excess of the deal price.

94.                               Further, as compared to recent cloud acquisition enterprise values as a multiple of forward sales, the enterprise value of about 5.6 times forward sale is considerably less than what

Salesforce.com paid for Demandware earlier this month (8.3), and is also less than what Vista itself paid for Cvent Inc. in April 2016 (6.5). Additionally, after the May 10, 2016 reports that Marketo was working with Morgan Stanley to consider its strategic alternatives, the well-regarded finance and investing website SeekingAlpha.com issued an article discussing Credit Suisse’s view that there was “huge upside in [a] possible sale” of Marketo. Credit Suisse’s analysis indicated that the Proposed Transaction undervalues the Company. Specifically, the article stated that “[a]cquisitions in the cloud sector have tended to focus on the multiples of enterprise value to the last-12-month subscription revenues” and that “[m]odeling several acquisitions over the past year and applying that multiple to Marketo ($198.9M in last-12-months sub revenue, and revenue growth of 38.1%) brings a share price of $44.35[.]” Even “[a]pplying a standard error to the multiple brings a warranted price range of $37.03-$51.67[.]”

95.                               In addition, in early May when Marketo stock was trading for approximately $22 per share, Bernstein analyst Mark Moerdler, highlighting the Company as an attractive takeover target, commented that he sees 50% upside in a takeout or through growth. “We believe Marketo, even after its recent move, remains the most undervalued company in our coverage and expect the stock to appreciate >50% over the next year,” Moerdler said. He highlights that Gartner ranks Marketo as being on par with Oracle in the “Leaders’ Quadrant” for Lead Management, with no other SaaS peers even coming close. The Company has been improving their sales and marketing efficiency, the analyst notes. In addition, digital Marketing vendors at industry events have further confirmed Marketo’s increasing success in the enterprise.

96.                               The Proposed Transaction also does not take into account the benefits that Marketo will bring to Vista. These values are touched upon explicitly in the merger press release, with Brian Sheth, co-founder and President of Vista, stating, “Marketo is the clear leader in the marketing automation space and has consistently delivered innovative mission critical products to its more than

4,600 customers. Given our proven track record and focus on investing in high-growth SaaS platforms, we are thrilled to partner with Phil and the broader Marketo team to help the company accelerate innovation, growth, and excellence.”

97.                               Vista is seeking to acquire the Company at the most opportune time, at a time when the Company is performing very well and is positioned for substantial growth.

The Preclusive Deal Protection Devices

98.                               Additionally, Defendants agreed to certain onerous and preclusive deal protection devices in the Merger Agreement that operate conjunctively to make the Proposed Transaction a fait accompli and serves to help ensure that no competing offers will emerge for the Company.

99.                               Section 5.3(a) of the Merger Agreement includes a “no solicitation” provision barring the Company from soliciting interest from other potential acquirers in order to procure a price in excess of the amount offered by Vista. Section 5.3(a) demands that the Company terminate any and all prior or on-going discussions with other potential acquirers.

100.                        Pursuant to §5.3(d)(ii) of the Merger Agreement, should an unsolicited bidder submit a competing proposal, the Company must notify Vista of the bidder’s identity and the terms of the bidder’s offer. Thereafter, § 5.3(d)(ii) demands that should the Board determine to enter into a superior competing proposal, it must grant Vista at least two business days in which the Company must negotiate in good faith with Vista (if Vista so desires) and allow Vista to amend the terms of the Merger Agreement to make a counter-offer so that “such Acquisition Proposal would cease to constitute a Superior Proposal.” In other words, the Merger Agreement gives Vista access to any rival bidder’s information and allows Vista a free right to top any superior offer simply by matching it. Accordingly, no rival bidder is likely to emerge and act as a stalking horse, because the Merger Agreement unfairly assures that any “auction” will favor Vista and piggy-back upon the due diligence of the foreclosed second bidder.

101.        The Merger Agreement also provides that the Company must pay Vista a $49.2 million termination fee if the Company decides to pursue the competing offer, thereby essentially requiring that the competing bidder agree to pay a naked premium for the right to provide the stockholders with a superior offer.

102.        Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances.

103.        Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will continue to suffer absent judicial intervention.

CLAIM FOR RELIEF

COUNT I

Against All Defendants for Violations of § 14(a) of the

Securities Exchange Act of 1934 and Rule 14a-9

104.        Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

105.        Defendants have issued the Proxy Statement with the intention of soliciting stockholder support for the Proposed Transaction. Each of the Defendants reviewed and authorized the dissemination of the Proxy Statement which fails to provide material information about, inter alia, the potential conflicts of interest affecting the Company’s management, the process leading to the Merger Agreement, the financial analysis of Morgan Stanley, and the Company’s financial projections.

106.        The Defendants made untrue or misleading statements of fact and/or omitted to state material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a).

107.        Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that such communications with stockholders shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

108.        Specifically, the Proxy Statement violates Section 14(a) and Rule 14a-9 because it omits material facts, including those set forth above. Moreover, in the exercise of reasonable care, Defendants knew or should have known that the Proxy Statement is materially misleading and omits material facts that are necessary to render it not misleading.

109.        The misrepresentations and omissions in the Proxy Statement are material to Plaintiff and the Class, who will be deprived of their entitlement to cast a fully informed vote if such misrepresentations and omissions are not corrected before the vote on the Proposed Transaction. As a direct and proximate result of Defendants’ conduct, Plaintiff and other Marketo stockholders will be irreparably harmed.

110.        Plaintiff has no adequate remedy at law.

COUNT II

Breach of Fiduciary Duties

(Against All Individual Defendants)

111.        Plaintiff repeats all previous allegations as if set forth in full herein.

112.        The Individual Defendants have knowingly and recklessly and in bad faith violated fiduciary duties of care, loyalty, good faith, and independence owed to the public stockholders of Marketo and have acted to put their personal interests ahead of the interests of Marketo stockholders.

113.        The Individual Defendants’ recommendation of the Proposed Transaction will result in a change of control of the Company that imposes heightened fiduciary responsibilities to maximize Marketo’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

114.        The Individual Defendants have breached their fiduciary duties of loyalty, good faith, and independence owed to the stockholders of Marketo because, among other reasons:

(a)           they failed to take steps to maximize the value of Marketo to its public stockholders and took steps to avoid competitive bidding;

(b)           they failed to properly value Marketo;

(c)           they ignored or did not protect against the numerous conflicts of interest resulting from the directors’ and officers’ own interrelationships or connection with the Proposed Transaction; and

(d)           sought stockholder approval through a materially false and misleading proxy statement.

115.        As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Marketo’s assets and will be prevented from benefiting from a value-maximizing transaction.

116.        Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

117.        Plaintiff and the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands judgment against defendants jointly and severally, as follows:

(A)          declaring this action to be a class action and certifying Plaintiff as the Class representative and his counsel as Class counsel;

(B)          declaring that the Proxy Statement is materially false or misleading;

(C)          enjoining, preliminarily and permanently, the Proposed Transaction;

(D)          in the event that the transaction is consummated before the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(E)           directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(F)           awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(G)          granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

DEMAND FOR JURY TRIAL

Plaintiff demands a jury trial on all issues that may be properly heard by a jury.

Dated: July 12, 2016	LEVI & KORSINSKY LLP

	By:	s/Adam C. McCall
Adam C. McCall (302130)
LEVI & KORSINSKY LLP
445 South Figueroa Street, 31st Floor
Los Angeles, CA 90071
Tel: (213) 985-7290
Email: amccall@zlk.com

LEVI & KORSINSKY LLP
Joseph Levi, Esq.
Michael H. Rosner, Esq.
Justin G. Sherman, Esq.
30 Broad Street, 24th Floor
New York, New York 10004
Tel: (212) 363-7500
Fax: (212) 363-7171
Email: jlevi@zlk.com
Email: mrosner@zlk.com
Email: jsherman@zlk.com

Attorneys for Plaintiff Robert Rosati and the Proposed Class